                          LEUCADIA NATIONAL CORPORATION
                              315 Park Avenue South
                         New York, New York  10010-3679
                                 (212) 460-1900
                               Fax (212) 598-4869

                                        October 5, 1995


     Dr. Peter Linneman
     Chairman of the Board
     ROCKEFELLER CENTER PROPERTIES, INC.
     1270 Avenue of the Americas
     Suite 2410
     New York, New York 10020

     Dear Dr. Linneman:

               This letter confirms Leucadia's continuing support for the Gotham proposal as originally stated in my letter to you of September 29, 1995. To enhance the Gotham proposal, we are prepared to act as stand-by purchaser to take up and exercise all rights that are not otherwise exercised in the rights offering contemplated by the Gotham proposal, subject only to appropriate documentation, a customary fee, and compliance with legal requirements.

                                        Sincerely yours,

                                        /s/ Joseph S. Steinberg

                                        Joseph S. Steinberg
                                        President




























     NYFS04...:\30\76830\0001\570\LTR0055R.530